BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

SUMMARY OF THE MINUTES OF THE 98th/2014 EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, TIME AND PLACE: June 5, 2014 at 9:00 a.m. at Rua Hungria,  1,400 – 5th floor in the city and state of São Paulo. CHAIR: Abilio Diniz, Chairman; Edina Biava, Secretary. ATTENDANCE: The full complement of the members of the Board. The Board of Directors approved the following matter: 1. REVOLVER CREDIT FACILITY:Contracted, a rotating line of credit ("Revolvering Credit Facility") in the amount of USD 1.0 billion (one billion dollars) for a term of 5 (five) years from a syndicate of 28 global banks, lead managers being Citigroup Global Markets Inc. (“Citibank”), HSBC Securities (USA) Inc. (“HSBC”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and Santander Investment Securities Inc. (“Santander”). The new line replaced, with generally more favorable terms and rates, the Company’s existing three year, USD 500 million revolving credit line, which was contracted in 2012.OTHER INTERNAL COMPANY MATTERS. These minutes are a summary of the full Meeting of the Board of Directors and were signed by the participating Directors. CONCLUSION: These minutes, having been drafted, read and approved, were signed by the attending Directors. São Paulo, June 5, 2014. (I certify that this is a summary of the original minutes transcribed to Register 3, folio 267, of the minutes of the Ordinary and Extraordinary Meetings of the Company’s Board of Directors). ABILIO DINIZ, Chairman; SERGIO RICARDO SILVA ROSA, Vice Chairman; CARLOS FERNANDO COSTA; EDUARDO MUFAREJ; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIS CARLOS FERNANDES AFONSO; LUIZ FERNANDO FURLAN; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; VICENTE FALCONI CAMPOS; WALTER FONTANA FILHO.

EDINA BIAVA

Secretary